EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Host Hotels & Resorts, Inc., and

Host Hotels & Resorts, L.P.:

We consent to the incorporation by reference in the registration statements (No. 333-188059) on Form S-3 and (Nos. 333-75055, 333-28683, 333-75057, 333-75059, 333-161488, 033-66622, and 333-171607) on Form S-8 of Host Hotels & Resorts, Inc. and registration statement (No. 333-181063) on Form S-3 of Host Hotels & Resorts, L.P. of (i) our reports dated February 24, 2015, with respect to the consolidated balance sheets of Host Hotels & Resorts, Inc. and subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive income (loss), equity, and cash flows for each of the years in the three-year period ended December 31, 2014 and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2014, and (ii) our report dated February 24, 2015, with respect to the consolidated balance sheets of Host Hotels & Resorts, L.P. and subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive income (loss), capital, and cash flows for each of the years in the three-year period ended December 31, 2014 and the related financial statement schedule as of December 31, 2014, which reports appear in the December 31, 2014 annual report on Form 10-K of Host Hotels & Resorts, Inc. and Host Hotels & Resorts, L.P.

Our report dated February 24, 2015, contains an explanatory paragraph that states the Company has changed its method of reporting discontinued operations as of January 1, 2014.

/s/ KPMG LLP

McLean, Virginia

February 24, 2015